SUB-ITEM 77-E
LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively,
"Federated") have been
named as
defendants in several
lawsuits that are now
pending in the United
States District Court
for the Western
District of Pennsylvania.
These lawsuits have been
consolidated into a
single action alleging
excessive
advisory fees involving
one of the Federated-
sponsored mutual funds
("Funds").
     Federated and its
counsel have been
defending this litigation.
Additional lawsuits based
upon similar
allegations may be filed
in the future. The
potential impact of these
lawsuits, all of which
seek monetary
damages, attorneys' fees
and expenses, and future
potential similar suits
is uncertain. Although we do
not believe that these
lawsuits will have a
material adverse effect
on the Funds, there can
be no
assurance that these suits,
ongoing adverse publicity
and/or other developments
resulting from the
allegations in these
matters will not result in
increased redemptions, or
reduced sales, of shares
of the
Funds or other adverse
consequences for the Funds.